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                                                                    EXHIBIT 99.3

                                   ADDENDUM TO
                              EMPLOYMENT AGREEMENT

      This Addendum, effective as of the completion of the transaction between Alternate Marketing Networks, Inc., a Delaware corporation (the "Company"), and Hencie, Inc. (anticipated to be July 1, 2002), by and between Alternate Marketing Networks, Inc. a Delaware corporation ("Company") and Sandra J. Smith ("Employee").

                                    Recitals

Whereas, the Company and the Employee entered into an Employment Agreement, dated June 15, 2001 (the "Employment Agreement"), and

Whereas, the Company has entered into a merger agreement with Hencie Inc., and

Whereas, the Company and the Employee desire to amend certain terms of the Employment Agreement as provided in this Addendum.

Now, therefore, for valuable consideration, the receipt of which is acknowledged, the Company and the Employee agree as follows:

Section 1.2 is amended in its entirety as follows:

1.2 Duties. Employee shall report to the Company's CEO, or his designee, and devote her full time, attention and efforts to the performance of her duties, which may include, without limitation, serving as Controller of the Company, serving as CFO of Alternate Postal Direct, Inc., and National Home Delivery, Inc., d/b/a USSPI, serving as Vice President-Operations of Alternate Postal Direct, Inc., and all other reasonable duties assigned to her from time-to- time by the CEO, his designee, or the Board of Directors.

Section 2.4 is amended in its entirety as follows:

2.5 Award of Shares of Stock. In the event that the merger with Hencie Inc. is successfully closed, the Company shall award to Employee 50,000 shares of new stock of the Company.

All other terms and conditions of the Employment Agreement shall remain unchanged except as necessary to conform to the terms of this Addendum.

Executed as of the date first written above.

/s/ Amy Barkema                     ALTERNATE MARKETING NETWORKS, INC.
Witness                             ----------------------------------
                                    By: /s/ Phillip D. Miller

                                    Title: Chief Executive Officer

                                    /s/ Sandra J. Smith
                                    ----------------------------------
                                    Sandra J. Smith (Employee)